                                                                      EXHIBIT 12

                      ECHOSTAR COMMUNICATIONS CORPORATION

                             COMPUTATION OF RATIOS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS:

                                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                          JUNE 30,
                                --------------------------------------------------------  -----------------------
                                  1992       1993       1994        1995        1996         1996        1997
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------
Income (loss) before
 taxes........................  $  11,079  $  18,734  $     489  $  (17,231) $  (155,679) $  (46,621) $  (126,611)
Preferred stock
 dividends....................         --         --        939       1,204        1,204         602          602
Interest expense..............        708        632     21,408      23,985       61,487      33,184       42,043
Capitalized interest..........         13        370      5,695      25,763       31,818      14,434       16,632
Interest component of rent
 expense (1)..................         68         78         94          71           84          20           25
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------
    Total fixed charges.......        789      1,080     28,136      51,023       94,593      48,240       59,302

Earnings before fixed
 charges......................  $  11,855  $  19,444  $  21,991  $    6,825  $   (94,108) $  (13,417) $   (84,543)
Ratio of earnings to fixed
 charges......................      15.03      18.00       0.78        0.13        (0.99)      (0.28)       (1.43)
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------
Deficiency of available
 earnings to fixed charges....  $      --  $      --  $   6,145  $   44,198  $   188,701  $   61,657  $   143,845
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------
                                ---------  ---------  ---------  ----------  -----------  ----------  -----------

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(1) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a weighted-average cost of capital of approximately 13%. This cost of capital is representative of EchoStar's outstanding secured borrowings.